Exhibit 10.9

Iambic Therapeutics, Inc.

Confirmatory Executive Offer Letter

September 18, 2026

Neil Josephson

Dear Dr. Josephson:

This letter agreement (the “Agreement”) is entered into between Iambic Therapeutics, Inc. (the “Company” or “we”) and you. This Agreement is effective as of the effective date of the first registration statement that is filed by the Company and declared effective pursuant to Section 12(b) of the Exchange Act with respect to the Company’s common stock (the “Effective Date”). The purpose of this Agreement is to confirm the terms and conditions of your continued employment with the Company as of the Effective Date.

1. Position. Your employment will continue as Chief Medical Officer of the Company, reporting to the Company’s Chief Executive Officer. This is a full-time position. While you render services to the Company you will not engage in any other employment, consulting or other business activity (whether full‑time or part-time) without the prior approval of the Company’s Board of Directors (the “Board”). By signing this Agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

2. Compensation and Benefits.

(a) Base Salary. Your rate of annual base salary as of the Effective Date will be $561,200 per year, less applicable withholding, which will be paid in accordance with the Company’s normal payroll procedures. Your base salary will be subject to periodic review and adjustment as determined by the Company.

(b) Annual Bonus Opportunity. Your annual target bonus opportunity as of the Effective Date will be forty-five percent (45%) of your annual base salary (the “Target Bonus”). The Target Bonus shall be subject to review and may be adjusted based upon the Company’s normal performance review practices. Your actual bonuses shall be based upon achievement of performance objectives to be determined by the Board in its sole and absolute discretion which shall be communicated to you as soon as reasonably practicable following the start of the appliable bonus period. You will not earn a bonus unless and until it is actually paid by the Company, and no bonus will be paid to you if your employment terminates for any reason prior to the applicable payment date. To be clear, this means that you must be employed on the date that the Company pays annual bonuses in order to receive one.

(c) Employee Benefits. As a full-time employee, you will be eligible to participate in the Company’s standard benefit plans as in effect from time to time, on the same basis as those benefit plans are generally made available to other similarly situated employees of the Company in accordance with the eligibility and participation provisions of such plans and as such plans and programs becomes available and may be in effect from time to time. Such benefit plans are subject to change, and may be supplemented, altered, or eliminated, in part or entirely. Any eligibility to participate in such benefits plans, as well as the terms thereof, shall be as set forth in the governing documents for such plans, or there are no such governing documents, in the Company’s policies.

(d) Equity Awards. You will be eligible to receive compensatory equity awards such as stock options from the Company on the terms and conditions determined by the Board in its sole discretion.

(e) Expenses. You will be entitled to receive prompt reimbursement for all reasonable expenses incurred by you in the furtherance of or in connection with the performance of your duties hereunder, in accordance with the applicable policy of the Company, as in effect from time to time. In the event that any expense reimbursements are taxable to you, such reimbursements will be made in the time frame specified by Treasury Regulation Section 1.409A-3(i)(1)(iv) unless another time frame that complies with or is exempt from Section 409A is specified in the Company’s expense reimbursement policy.

(f) Vacation. You will be entitled to accrue paid vacation in accordance with the Company’s vacation policy, as in effect from time to time.

(g) Location. You will perform your duties from the Company’s offices located in San Diego, California. Although you will be based out of the Company's headquarters, this is a remote role, subject to customary travel (including to headquarters) as reasonably required by the Company and necessary to perform your job duties.

3. Severance & Change of Control Benefits. In connection with executing this Agreement, you are also entering into a Participation Agreement between you and the Company (the “Participation Agreement”) under the Company’s Change in Control and Severance Plan (the “Severance Plan,” and together with the Participation Agreement, the “Severance Documents”), which is incorporated herein by reference. The Severance Documents supersede and replace in its entirety any prior agreement providing for severance or similar benefits entered into between you and the Company.

4. Confidentiality Agreement. As an employee of the Company, you have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. You previously entered into an At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement with the Company which is incorporated by reference (the “Confidentiality Agreement”). The Confidentiality Agreement will remain in full force and effect.

5. At-Will Employment. You acknowledge and agree that your employment with the Company will be “at-will” employment and may be terminated at any time with or without cause or notice. The Company requests that, in the event of your resignation, you give the Company at least four weeks’ notice. You understand and agree that neither your job performance nor commendations, bonuses, or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of your employment with the Company. You further acknowledge and agree that the Company, may modify job titles, salaries and benefits from time to time as it deems necessary. However, as described in this Agreement, you may be eligible to receive severance benefits under the Severance Documents depending on the circumstances of the termination of your employment with the Company.

6. Tax Matters.

(a) Withholding. All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law, and you will be solely responsible for any and all taxes arising in connection with this Agreement and compensation paid or payable to you, including but not limited to any taxes, penalties and interest, if any, arising under Section 409A.

(b) Section 409A. The Company intends that all payments and benefits provided under this Agreement or otherwise are exempt from, or comply with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and any final regulations and guidance thereunder and any applicable state law equivalent, as each may be amended or promulgated from time to time (“Section 409A”) so that none of the payments or benefits will be subject to the additional tax imposed under Section 409A, and any ambiguities will be interpreted to so be exempt or comply. Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(c) Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities.

7. Entire Agreement, Amendment and Enforcement. This Agreement, the Severance Documents and the Confidentiality Agreement supersede and replace your prior offer letter, employment agreement and any prior agreements, representations or understandings (whether written, oral, implied or otherwise) between you and the Company, and constitute the complete agreement between you and the Company regarding the subject matter set forth herein. This Agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Washington without regard to the principles of conflict of laws thereof.

8. Miscellaneous.

(a) Arbitration. You agree that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, stockholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from your service to the Company, will be subject to arbitration in accordance with the provisions of the Confidentiality Agreement.

(b) Successors. In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

(c) Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(d) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

(e) Acknowledgment. You acknowledge that you have had the opportunity to discuss this Agreement with and obtain advice from your private attorney, have had sufficient time to, and have carefully read and fully understand all the provisions of this Agreement, and are knowingly and voluntarily entering into this Agreement.

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We are extremely excited about your continued employment with Iambic Therapeutics, Inc.

Please indicate your acceptance of this Agreement, and confirmation that it contains our complete agreement regarding the terms and conditions of your employment, by signing the bottom portion of this Agreement and returning a copy to me.

Very truly yours,

Iambic Therapeutics, Inc.

By:	/s/ Thomas Miller
Thomas Miller
Chief Executive Officer

I have read and accept this Agreement:

/s/ Neil Josephson
Neil Josephson

Dated:	9/20/2026